Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente

(602) 286-1533

WESTERN REFINING LOGISTICS, LP ANNOUNCES PRICING OF

$300 MILLION PRIVATE PLACEMENT OF 7.50% SENIOR NOTES DUE 2023 AT PAR

EL PASO, Texas, February 6, 2015 — Western Refining Logistics, LP (NYSE: WNRL) (“Western Refining Logistics”) and its wholly-owned subsidiary WNRL Finance Corp., announced today the pricing of their previously announced private placement of $300 million in aggregate principal amount of 7.50% senior unsecured notes due 2023 (the “2023 Notes”) at par. This private placement is expected to close on February 11, 2015, subject to customary closing conditions.

Western Refining Logistics intends to use a portion of the net proceeds from the private placement to repay the outstanding balance of its revolving credit facility, with the remaining amount to be used for general partnership purposes.

The securities to be offered and sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The 2023 Notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

Cautionary Statement on Forward-Looking Statements

This press release includes statements regarding this private placement, including the anticipated closing, and the use of proceeds therefrom that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in Western Refining Logistics business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Western Refining Logistics expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect Western Refining Logistics’ business and future results are discussed in Western Refining Logistics’ most recent Annual Report on Form 10-K and other reports filed by Western Refining Logistics from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western Refining Logistics undertakes no obligation to (and expressly disclaims any obligation to) update or revise any forward-looking statement to reflect new information or events.